EXHIBIT 21

LIST OF SUBSIDIARIES

•	Renavotio Infratech, Inc., a Delaware corporation

•	Utility Management Corp, a Delaware corporation.

•	Utility Management & Construction, LLC and Cross-Bo Construction, LLC, both Oklahoma Limited Liability Companies.